DAC-TAX
                                     -------
                                    AMENDMENT
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This Amendment, effective January 1, 1991, between CENTURY LIFE OF AMERICA
(referred to as Ceding Company; Reinsured; you, your), and GENERAL AMERICAN LIFE INSURANCE COMPANY (referred to as General American; Reinsurer; we, us our) hereby amends and becomes a part of the following Reinsurance Agreement(s).

DOC. NO.    EFFECTIVE DATE      DESCRIPTION

843         01-SEP-91           FACULTATIVE AGREEMENT (BUSINESS TERM)
844         01-SEP-91           FACULTATIVE AGREEMENT (PERMANENT)

1. The attached DAC Tax Article, entitled Section 1.848-2(g)(8) Election, is hereby added to the Agreement.

2. This Amendment does not alter, amend or modify the Reinsurance Agreement other than as stated in this Amendment. It is subject to all of the terms and conditions of the Reinsurance Agreement together with all Amendments and Addendums.

Executed in duplicate by GENERAL AMERICAN LIFE INSURANCE COMPANY at St. Louis, Missouri, on March 22, 1993.

By: /s/ A. Gerry Wooding
    ----------------------------

Title:  Executive Vice President

Executed in duplicate by CENTURY LIFE OF AMERICA

By: /s/ Robert M. Buckingham            By: /s/ Barbara L. Hanson
    ----------------------------            ----------------------------

Title: V.P. - Valuation Actuary         Title: Secretary
      --------------------------               ----------------------------

Date: 6/29/93
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

                                 DAC TAX ARTICLE
                  Treasury Reg. Section 1.848-2(g)(8) Election
                  --------------------------------------------


The Ceding Company and the Reinsurer hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29th, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for the 1991 taxable year for all amounts of consideration arising after November 14, 1991 and for all subsequent taxable years for which this Agreement remains in effect.

1. The term "party" will refer to either the Ceding Company or the Reinsurer as appropriate.

2. The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29th, 1992. The term "net consideration" will refer to either net consideration as defined in Treasury Reg. Section 1.848-2(f) or "gross premium and other consideration" as defined in Treasury Reg. Section 1.848-3(b) as appropriate.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRC Section 848(c)(1).

4. The Ceding Company and Reinsurer agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The Ceding Company and the Reinsurer also agree to exchange information which may be otherwise required by the IRS.

5. The Ceding Company will submit a schedule to the Reinsurer by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year.

6. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within 30 days of the Reinsurer's receipt of the Ceding Company's calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year.

7. If the Reinsurer contests the Ceding Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on am amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.